Exhibit 99.1

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Mark Kimbrough 615-344-2688	Ed Fishbough 615-344-2810
HCA Previews Fourth Quarter and Year-End 2009 Results
Board Declares Distribution to Stockholders
Nashville, Tenn., January 29, 2010 — HCA today announced preliminary financial and operating results for its fourth quarter and fiscal year ended December 31, 2009. The financial results are subject to finalization associated with the Company’s year-end financial and accounting procedures.
“Our organization has performed well in these uncertain economic times,” said Richard M. Bracken, HCA Chairman and CEO. “This is evident in our fourth quarter performance as it has been throughout the past year.”
HCA anticipates that revenues for the fourth quarter of 2009 will be approximately $7.605 billion, a 4.7 percent increase from $7.265 billion in the fourth quarter of 2008. Net income attributable to HCA Inc. for the fourth quarter of 2009 is anticipated to be approximately $216 million, compared to $276 million in the fourth quarter of 2008. Adjusted EBITDA for the fourth quarter of 2009 is expected to total approximately $1.343 billion compared to $1.237 billion in the fourth quarter of 2008. A table describing adjusted EBITDA and reconciling net income attributable to HCA Inc. to adjusted EBITDA is included in this release.
For the fourth quarter of 2009, salaries and benefits, supply expense and other operating expenses, are expected to approximate $5.633 billion, compared to $5.192 billion in the fourth quarter of 2008. Provision for doubtful accounts in the fourth quarter of 2009 is expected to approximate $693 million, or 9.1 percent of revenues, compared to $889 million, or 12.2 percent of revenues, in the fourth quarter of 2008. The reduction in the provision for doubtful accounts was primarily the result of an increase in charity care and uninsured discounts which are expected to total $1.499 billion in the fourth quarter of 2009 compared to $1.007 billion in the fourth quarter of 2008. Same facility uninsured admissions increased 0.2 percent in the fourth quarter and comprised 6.4 percent of total admissions compared to 6.5 percent in the fourth quarter of 2008.
Same facility admissions are expected to reflect an increase of 1.2 percent while same facility equivalent admissions are expected to increase by 2.6 percent for the fourth quarter of 2009 compared to the fourth quarter of 2008.
For the fiscal year 2009, revenues are expected to approximate $30.052 billion, compared to $28.374 billion in 2008. Net income attributable to HCA Inc. is expected to approximate $1.054 billion for the year ended December 31, 2009 compared to $673 million for 2008. Adjusted EBITDA is expected to approximate $5.472 billion compared to $4.574 billion for 2008.

Also, on January 27, 2010, the Board of HCA Inc. declared a distribution to the Company’s stockholders and vested option holders of record on February 1, 2010, to be paid on February 5, 2010. The aggregate amount of the distribution is approximately $1.75 billion. The distribution will be funded through funds available under the Company’s existing asset-based and general revolving credit facilities and cash on hand.
The Company expects long-term debt (including amounts due within one year) at December 31, 2009 to approximate $25.670 billion, a decrease of $2.738 billion from December 31, 2006 following the completion of the Company’s recapitalization in November 2006. The Company’s estimated leverage ratio at December 31, 2009, as measured by the ratio of long-term debt to adjusted EBITDA, is 4.7x. On a pro forma basis, to reflect the $1.75 billion distribution, the Company’s estimated leverage ratio would be 5.0x. In comparison, the Company’s leverage ratio was 6.4x as of December 31, 2006.
HCA plans to announce its complete fourth quarter and fiscal year 2009 results on February 18, 2010.
Cautionary Statement about Preliminary Results and Other Forward-Looking Information
This press release contains “forward-looking” statements based on current management expectations. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements include our preliminary financial results reported herein, as well as statements regarding the distribution. These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, that could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the ability to recognize the benefits of the Recapitalization, (2) the impact of the substantial indebtedness incurred to finance the Recapitalization and the ability to refinance such indebtedness on acceptable terms, (3) the possible enactment of federal or state health care reform and changes in federal, state or local laws or regulations affecting the health care industry, (4) increases, particularly in the current economic downturn, in the amount and risk of collectability of uninsured accounts, and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit (“UPL”) programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in revenue mix, including potential declines in the population covered under managed care agreements due to the current economic downturn, and the ability to enter into and renew managed care provider agreements on acceptable terms, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential liabilities and other claims that may be asserted against us, and (20) other risk factors described in our annual report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additionally, the Company is currently in the process of finalizing its results for the fourth quarter and full year 2009. There can be no assurance that the Company’s final audited results for the fourth quarter and for fiscal year 2009 will be as specified in this release. The estimated results for fourth quarter and full year 2009 included in this release constitute forward-looking statements and are subject to the risk that final audited results may vary.

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Years
	Fourth Quarter		Ended December 31,
	2009	2008	2009	2008
Revenues	$7,605	$7,265	$30,052	$28,374

Net income attributable to HCA Inc.	$216	$276	$1,054	$673
Losses (gains) on sales of facilities (net of tax)	4	(5)	9	(58)
Impairment of long-lived assets (net of tax)	24	6	34	40

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets (a)	244	277	1,097	655
Depreciation and amortization	358	354	1,425	1,416
Interest expense	500	500	1,987	2,021
Provision for income taxes	153	38	642	253
Net income attributable to noncontrolling interests	88	68	321	229

Adjusted EBITDA (a)	$1,343	$1,237	$5,472	$4,574

(a)	Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and GAAP net income attributable to HCA Inc.) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairment of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income attributable to HCA Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income attributable to HCA Inc., excluding losses (gains) on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

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